Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optical Cable Corporation:

We consent to the incorporation by reference in Registration Statement Nos. 333-09433, 333-115575, 333-128163, 333-174917, 333-189277, and 333-203129 on Forms S-8 and Registration Statement No. 333-103108 on Form S-3 of Optical Cable Corporation of our report dated December 20, 2016, with respect to the consolidated balance sheets of Optical Cable Corporation and subsidiaries as of October 31, 2016, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, which report is incorporated by reference in the October 31, 2016 Annual Report on Form 10-K of Optical Cable Corporation.

/s/ Brown, Edwards and Company, L.L.P.

1715 Pratt Drive, Suite, 2700

Blacksburg, Virginia
December 20, 2016